Exhibit 5.41

CONSENT OF A. MOUTON

The undersigned hereby consents to the use of their report “Technical Report on the Rosebel Gold Mine, Suriname” with an effective date of December 31, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

By:	/s/ Alain Mouton
Alain Mouton, P.Geo

Dated: September 1, 2022